U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed  pursuant  to  Section  16(a)  of  the  Securities  Exchange  Act  of
1934,  Section  17(a)  of  the  Public  Utility  Holding  Company  Act
of  1935  or  Section  30(f)  of  the  Investment  Company  Act  of  1940

(   )     Check  this  box  if no longer subject to Section 16. Form 4 or Form 5 obligations  may  continue.  See  Instruction  1(b).

1.    NAME  AND  ADDRESS  OF  REPORTING  PERSON*

     Sifford             J.              Dan
         (Last)         (First)         (Middle)

      3131 Southwest Freeway
                    (Street)

      Houston               Texas              77098
         (City)           (State)                (Zip)


2.     ISSUER  NAME  AND  TICKER  OR  TRADING  SYMBOL

     Oasis Entertainments Fourth Movie Project, Inc. [OEFM]

3.     IRS  OR  SOCIAL  SECURITY  NUMBER  OF  REPORTING  PERSON  (VOLUNTARY)

           N/A

4.    STATEMENT  FOR  MONTH/YEAR

      June 2002

5.    IF  AMENDMENT,  DATE  OF  ORIGINAL  (MONTH/YEAR)

      N/A

6.   RELATIONSHIP  OF  REPORTING  PERSON  TO  ISSUER
(Check  all  applicable)

( )  Director                          (   )  10%  Owner
( )  Officer  (give  title  below)     ( X )  Other  (specify  below)
Former Officer Director

7.     INDIVIDUAL  OF  JOINT/GROUP  FILING  (CHECK  APPLICABLE  LINE)

      (  X  )  Form  Filed  by  One  Reporting  Person
      (   )  Form  Filed  by  More  than  One  Reporting  Person


     Table  I  -  Non-Derivative  Securities  Acquired,  Disposed  of,  or
                                Beneficially  Owned

---------------------------------------------------------------------------------------------------------------------------------|
|               |                |             |         Securities Acquired (A) or       |            |           |             |
|               |                |             |               Disposed of (D)            |            |           |             |
|               |                |             |             (Instr. 3, 4 and 5)          |            |           |             |
|--------------------------------------------------------------------------------------------------------------------------------|
|               |                |             |                  |          |            |5.Amount of |6.Ownership|7.Nature of  |
|               |                |             |                  |          |            | Securities.|Form:Direct|  Indirect   |
|               |                |             |                  |          |            |Beneficially|  (D) or   | Beneficial  |
|               |                |             |                  |          |            |Owned at End|Indirect   |Ownership    |
|               |                |             |                  |          |            |  of Month  |   (I)     |(Instr.4)    |
|   1           |        2       |      3      |                  |   (A)    |            |(Inst.3and4)|(Instr.4)  |             |
|Title of.      |      Trans-    |    Trans-   |                  |   or     |            |            |           |             |
|Security.      |      action    |    action   |                  |   (D)    |            |            |           |             |
|(Inst. 3)      |       Date     |     Code    |                  |          |            |            |           |             |
|               |    (mm/dd/yy). |   (Instr.8) |       Amount     |          |     Price  |            |           |             |
-------------------------------------------------------------------------------------------------------------------|-------------|
| Common Stock  |  09/27/01      |             |  25,000,000      |    A     |  $.001     | 25,000,000 |    A      |    N/A      |
-------------------------------------------------------------------------------------------------------------------|-------------|
| Common Stock  |  06/12/02      |             |  49,995,000 (*1) |    D     |  $.001     |      5,000 |    D      |    N/A      |
-------------------------------------------------------------------------------------------------------------------|-------------|

*1 - Shares reflect a 2:1 Forward Split.

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

-------------------------------------------------------------------------------------------------------------------|
|    1.   |    2     |     3     |       4   |     5     |     6     |     7    |    8     |      9     |  10      |
|Title of | Conver-  |Transaction|Transaction| Number of |   Date    | Title and| Price of | Number of  |Ownership |
Derivative| sion of  |   Date    |   Code    |Derivative |Exercisable| amount of|Derivative|Derivative  |    of    |
Security  |Exercise  |  (m/d/y)  | (Instr.8) |Securities |   and     |Underlying| Security |Securities  |Derivative|
(Instr.3) |Price of  |           |           |Acquired   |Expiration |Securities| (Instr.5)|Beneficially|Securitie:|
|         |Derivative|           |  Code 8   |   (A)     |   Date    |(Instr.3  |          |   Owned    |   Direct |
|         |Security  |           |           |   or      | (m/d/y)   |  and 4)  |          | at end of  |    (D)   |
|         |          |           |           | Disposed  |   month   |          |          |  month     |  Indirect|
|         |          |           |           |   (D)     |           |          |          |(Instr. 4)  |    (I)   |
|         |          |           |           |Instr.3,4,5|           |          |          |            |(Instr. 4)|
|------------------------------------------------------------------------------------------------------------------|
|  N/A.   |   N/A    |     N/A   |    N/A    |    N/A    |    N/A    |    N/A   |    N/A   |    N/A     |   N/A    |
|------------------------------------------------------------------------------------------------------------------|

*  If  the Form is filed by more than one Reporting Person, see Instruction 5(b)
(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation  of  Responses:


/s/ J. Dan Sifford                    07/10/02
--------------------------------------------------
**  Signature  of  Reporting  Person       Date

     **     Intentional  misstatements  or  omissions  of  facts  constitute
 Federal  Criminal  Violations.

     See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

     Note:     File  three  copies  of  this Form, one of which must be manually signed.  If  space  provided  is  insufficient, See Instruction 6 for procedure.

          Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

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